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Exhibit 11
AAVID THERMAL TECHNOLOGIES, INC.


Computation of Net Income Per Share
(Amounts in thousands, except share and per share data)

                                                                   (Unaudited)
                                                                  QUARTER ENDED
                                                                  -------------
                                                          MARCH 29,         MARCH 30,
                                                            1997              1996
                                                            ----              ----

Weighted average shares outstanding                       6,572,239        5,486,992

Net effect of the assumed exercise of stock options
and warrants - based on the treasury method               1,546,952        1,396,421
                                                         ----------       ----------

Total                                                     8,119,191        6,883,413
                                                         ==========       ==========


Net income before extraordinary item                     $    1,689       $    1,260

Extraordinary item                                              -               (171)
                                                         ----------       ----------

Net income                                               $    1,689       $    1,089
                                                         ==========       ==========


Net income per share before extraordinary item           $     0.21       $     0.18

Extraordinary item per share                                    -              (0.02)
                                                         ----------       ----------

Net income per share                                     $     0.21             0.16
                                                         ==========       ==========


Treasury method was used since the use of the modified treasury method would not result in materially different earnings per share calculations.